EXHIBIT 2

                         AGREEMENT AND PLAN OF MERGER

                           Dated as of July 29, 1996

                                     Among

                         HANGER ORTHOPEDIC GROUP, INC.

                          JEH ACQUISITION CORPORATION

                                      and

                         J.E. HANGER, INC. OF GEORGIA

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                               TABLE OF CONTENTS

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ARTICLE I   CERTAIN DEFINITIONS

       Section 1.1    Certain Definitions......................     1

ARTICLE II  THE MERGER

       Section 2.1    The Merger...............................     6
       Section 2.2    Effective Date of the Merger.............     7

ARTICLE III  THE SURVIVING CORPORATION

       Section 3.1    Articles of Incorporation................     7
       Section 3.2    By-Laws..................................     7
       Section 3.3    Officers and Board of Directors..........     8

ARTICLE IV   CONVERSION OF SHARES

       Section 4.1    Exchange Ratio...........................     8
       Section 4.2    Post-Closing Adjustments.................     9
       Section 4.3    Dividends; Transfer Taxes................    12
       Section 4.4    No Fractional Securities.................    12
       Section 4.5    Non-Transferability of Company Common
                      Stock Following Effective Date...........    12
       Section 4.6    Closing..................................    12
       Section 4.7    Lost Certificates........................    13
       Section 4.8    Capitalization Changes...................    13

ARTICLE V    REPRESENTATIONS AND WARRANTIES OF PARENT

       Section 5.1    Organization and Qualification...........    13
       Section 5.2    Capitalization...........................    14
       Section 5.3    Subsidiaries.............................    14
       Section 5.4    Authority Relative to this Agreement.....    15
       Section 5.5    Reports, Financial Statements
                             and Proxy Statement...............    16
       Section 5.6    Information in the Private Offering
                      Memorandum/Proxy Statement...............    16
       Section 5.7    Vote Required............................    16
       Section 5.8    Absence of Undisclosed Liabilities.......    17
       Section 5.9    Absence of Certain Changes or Events.....    17
       Section 5.10   No Default or Litigation; Permits........    17
       Section 5.11   Taxes....................................    18
       Section 5.12   Employee Benefit Plans; ERISA............    18
       Section 5.13   Patents and Trademarks...................    20
       Section 5.14   Interests of Officers and Directors......    20

                                      (i)

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                           TABLE OF CONTENTS (Cont.)

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       Section 5.15   Certain Agreements.......................     20
       Section 5.16   Investment Company.......................     21
       Section 5.17   Ownership of Company Stock...............     21

ARTICLE VI   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

       Section 6.1    Organization and Qualification...........     21
       Section 6.2    Capitalization...........................     21
       Section 6.3    Subsidiaries.............................     21
       Section 6.4    Authority Relative to this Agreement.....     22
       Section 6.5    Financial Statements and Proxy
                       Statements..............................     22
       Section 6.6    Absence of Undisclosed Liabilities.......     22
       Section 6.7    Absence of Certain Changes or Events.....     23
       Section 6.8    No Default or Litigation; Permits........     23
       Section 6.9    Taxes....................................     24
       Section 6.10   Employee Benefit Plans; ERISA............     25
       Section 6.11   Patents and Trademarks...................     26
       Section 6.12   Information in the Private Offering
                      Memorandum/Proxy Statement...............     27
       Section 6.13   Interests of Officers and Directors......     27
       Section 6.14   Certain Agreements ......................     27
       Section 6.15   Investment Company ......................     27
       Section 6.16   Vote Required ...........................     27
       Section 6.17   Insurance ...............................     27
       Section 6.18   Environmental Matters ...................     28

ARTICLE VII  REPRESENTATIONS AND WARRANTIES REGARDING
             ACQUISITION

       Section 7.1    Organization.............................     29
       Section 7.2    Capitalization...........................     29
       Section 7.3    Authority Relative to this Agreement.....     29
       Section 7.4    No Prior Activities......................     29

ARTICLE VIII CONDUCT OF BUSINESS AFTER EXECUTION
             OF THE AGREEMENT

       Section 8.1    Conduct of Business by the Company
                      Prior to the Merger......................     29
       Section 8.2    Conduct of Business by Parent Prior
                      to the Merger............................     31
       Section 8.3    Conduct of Business of Acquisition.......     31

                                     (ii)

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                           TABLE OF CONTENTS (Cont.)

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ARTICLE IX   ADDITIONAL AGREEMENTS

       Section 9.1    Access to and Information Regarding
                              the Company......................     32
       Section 9.2    Private Offering Memorandum..............     33
       Section 9.3    Company Shareholders' Meeting............     33
       Section 9.4    Fees and Expenses........................     33
       Section 9.5    Additional Agreements....................     35
       Section 9.6    Publicity................................     35
       Section 9.7    Director and Officer Indemnification ....     35
       Section 9.8    Fair Price Statute.......................     35
       Section 9.9    Notification of Certain Matters..........     36
       Section 9.10   Employee Benefit Plans...................     37
       Section 9.11   Company Employment Agreements............     37
       Section 9.12   Distribution or Transfer of Certain
                        Marketable Securities and
                        Real Property..........................     37
       Section 9.13   Grant of Parent Stock Options............     37
       Section 9.14  Appointment of Directors..................     38
       Section 9.15  Section 338(h)(10) Election...............     38
       Section 9.16  Certain Conveyance Taxes .................     39
       Section 9.17  Other Tax Matters.........................     39

ARTICLE X    CONDITIONS PRECEDENT

       Section 10.1  Conditions to Each Party's Obligation
                              to Effect the Merger ............     40
       Section 10.2  Conditions to Obligation of the Company
                              to Effect the Merger ............     41
       Section 10.3  Conditions to Obligations of Parent and
                              Acquisition to Effect the Merger.     42

ARTICLE XI   TERMINATION, AMENDMENT AND WAIVER

       Section 11.1  Termination...............................     45
       Section 11.2  Effect of Termination.....................     47
       Section 11.3  Amendment.................................     47
       Section 11.4  Waiver....................................     47

ARTICLE XII  GENERAL PROVISIONS

       Section 12.1   Non-Survival of Representations,
                      Warranties and Agreements................     47
       Section 12.2   Assumption of Responsibility for, and
                      Limitations on Damages for Breaches
                      of, Certain Representations and
                      Warranties...............................     48

                                     (iii)

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                           TABLE OF CONTENTS (Cont.)

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       Section 12.3   Notices..................................     48
       Section 12.4   Interpretation...........................     49
       Section 12.5   Disclosure Letters and Exhibits..........     49
       Section 12.6   Miscellaneous............................     49

Exhibit A - Form of Amendment to Employment Agreement

Exhibit B - Form of Amendment to Employment Agreement

Exhibit C - Form of Indemnification Agreement

                                     (iv)

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                         AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of July 29, 1996, by and among Hanger Orthopedic Group Inc., a Delaware corporation ("Parent"), JEH Acquisition Corporation, a Georgia corporation and a wholly-owned subsidiary of Parent ("Acquisition"), and J.E. Hanger, Inc. of Georgia, a Georgia corporation (the "Company") (Acquisition and the Company being hereinafter collectively referred to as the "Constituent Corporations").

     WHEREAS, the respective Boards of Directors of Acquisition and the Company have approved the merger of Acquisition with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

     Section 1.1 CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below:

     "Adjusted  Stockholders  Equity"  shall  have the  meaning  set  forth in
Section 4.2(c).

     "Accountant's  Post-Closing  Report"  shall have the meaning set forth in
Section 4.2(c).

     "Acquisition"   shall  mean  JEH  Acquisition   Corporation,   a  Georgia
corporation and a wholly-owned subsidiary of Parent.

     "Acquisition  Transaction"  shall have the  meaning  set forth in Section
8.1(v).

     "Actions" shall have the meaning set forth in Section 6.8(c).

     "Additional Section 338 Tax" shall have the meaning set forth in Section 4.2(d).

     "AMEX" shall mean the American Stock Exchange.

     "best  knowledge  of the  Company"  shall have the  meaning  set forth in
Section 6.8(b).

     "best knowledge of Parent" shall have the meaning set forth in Section 5.10(b).

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     "CERCLA" means the Comprehensive  Environmental  Response,  Compensation,
and Liability Act.

     "Certificates" shall have the meaning set forth in Section 4.1(e).

     "certificates" shall have the meaning set forth in Section 4.4(a).

     "Closing" shall have the meaning set forth in Section 4.6.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Company" shall mean J.E. Hanger, Inc. of Georgia, a Georgia corporation.

     "Company Common Stock" shall mean the common stock, $1.00 par value per share, of the Company.

     "Company Letter" shall have the meaning set forth in the first sentence of ARTICLE VI.

     "Constituent Corporations" shall mean Acquisition and the Company.

     "Effective Date" shall have the meaning set forth in Section 2.2.

     "Employee  Benefit Plan" means any "employee benefit plan" (as defined in
Section 3(3) of ERISA) as well as any other plan, agreement, program or arrangement (whether written or oral) involving direct and indirect compensation, under which the Company or any ERISA Affiliate of the Company has any present or future obligations or liability on behalf of its employees or former employees, contractual employees or their dependents or beneficiaries.

     "Environmental and Safety Requirements" means all Laws, Orders, contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, including, but not limited to, the Solid Waste Disposal Act, as amended, 42 U.S.C. Subsection 6901, et seq., the Clean Air Act, as amended, 42 U.S.C. Subsection 7401 et seq., the Federal Water Pollution Control Act, as

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amended,  33  U.S.C.  Subsection  1251 et seq.,  the  Emergency  Planning  and
Community   Right-to-Know  Act,  42  U.S.C.   Subsection  1101  et  seq.,  the
Comprehensive  Environmental  Response,  Compensation,  and Liability  Act, as
amended,   42  U.S.C.   Subsection  9601  et  seq.,  the  Hazardous  Materials
Transportation Uniform Safety Act, as amended, 49 U.S.C. Section 1804 et seq.,
the  Occupational   Safety  and  Health  Act  of  1970,  and  the  regulations promulgated thereunder.

     "ERISA Affiliate" means, with respect to any Person, any entity that is a member of a "controlled group of corporations" with, or is under "common control" with, or is a member of the same "affiliated service group" with such Person as defined in Section 414(b), 414(c) or 414(m) of the Code.

     "Escrow" shall have the meaning set forth in Section 4.2(a).


     "Escrow Agent" shall mean NationsBank, N.A.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Ratio" shall have the meaning set forth in Section 4.1(c).

     "Excluded Persons" shall have the meaning set forth in Section 8.1(v).

     "GAAP" shall mean United States generally accepted accounting principles in effect.

     "Georgia Code" shall mean the Georgia Business Corporation Code.

     "Governmental   Entity"  means  any  court,   administrative   agency  or
commission or other governmental authority or instrumentality, domestic or foreign, Federal, state or local.

     "Indebtedness" shall mean the indebtedness of the Company, including capital leases, accrued interest and bank overdrafts, industrial revenue bonds, mortgages and other promissory notes of the Company, determined in accordance with GAAP and on a basis consistent with the preparation of the Company's financial statements for the year ended December 31, 1995, and notes 9 and 10 thereto.

     "Indemnified Parties" shall have the meaning set forth in Section 9.7.

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     "Law" means any law, statute,  treaty,  rule,  directive or regulation or
Order of any Governmental Entity.

     "Liability" means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

     "Material Adverse Effect" shall have the respective meanings set forth in Sections 5.1.

     "Orders"  means  judgments,   writs,  decrees,   compliance   agreements,
injunctions or orders of any Governmental Entity or arbitrator.

     "Parent"   shall  mean  Hanger   Orthopedic   Group,   Inc.,  a  Delaware
corporation.

     "Parent Common Stock" shall mean Parent's common stock, par value $.01 per share.

     "Parent Letter" shall have the meaning set forth in the first sentence of
ARTICLE V.

     "Parent Preferred Stock" shall mean Parent's preferred stock, par value $.01 per share.

     "Parent 1991 Stock Option Plan" shall mean the Parent's 1991 Stock Option Plan.

     "Parent 1993 Stock Option Plan" shall mean the Parent's 1993 Non-Employee Directors Stock Option Plan.

     "Payment  Subject  to  Adjustment"  shall have the  meaning  set forth in
Section 4.2(a).

     "Person" shall have the meaning set forth in Section 8.1(iii)(D).

     "Post-Closing Cash Payment" shall have the meaning set forth in Section 4.1(d).

     "Primary  Cash  Payment"  shall  have the  meaning  set forth in  Section
4.1(d).

     "Proceedings" means actions, suits, claims, investigations or legal or administrative arbitration proceedings.

     "Private Offering Memorandum" shall have the meaning set forth in Section 5.4.

     "Merger" shall have the meaning set forth in Section 2.1.

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     "Restricted  securities"  shall  have the  meaning  set forth in  Section
4.1(e).

     "SEC" shall mean the Securities and Exchange Commission.

     "Section 338(h)(10) Election" shall have the meaning set forth in Section 9.15(a).

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Selling Shareholders" shall have the meaning set forth in Section 12.2.

     "Shareholders' Representatives" shall mean Howard E. Thranhardt and Daniel A. McKeever.

     "subsidiaries" shall have the meaning set forth in Section 5.3.

     "Surviving Corporation" shall have the meaning set forth in Section 2.1.

     "SWDA" means the Solid Waste Disposal Act, as amended.

     "Tax" means any of the Taxes.

     "Tax Gross-Up" shall have the meaning set forth in Section 4.2(d).

     "Tax Liability Adjustment" shall have the meaning set forth in Section 4.2(d).

     "Tax Returns" means Federal, state, local and foreign tax returns, reports, statements, declaration of estimated tax and forms.

     "Taxes" means, with respect to any entity, (i) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such entity (if any) and (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of being a "transferee" (within the meaning of Section 6901 of the Code or any

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other  applicable  law) of  another  entity  or a member of an  affiliated  or combined group.

     "Third Party" shall have the meaning set forth in Section 9.4(a).

     "Third  Party  Acquisition"  shall have the  meaning set forth in Section
9.4(a).

     "Total  Section  338 Tax"  shall  have the  meaning  set forth in Section
4.2(d).

     "Working Capital" shall mean the current assets minus current liabilities of the Company, determined in accordance with GAAP and on a basis consistent with the preparation of the Company's financial statements for the year ended December 31, 1995, and notes 2, 3, 6, 8, 9, 10 and 12 thereto.

                                  ARTICLE II

                                  THE MERGER


     Section 2.1 THE MERGER. Upon the terms and subject to the conditions hereof, on the Effective Date, Acquisition shall be merged with and into the Company in accordance with the Georgia Code and the separate existence of Acquisition shall thereupon cease (the "Merger"), and the name of the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), shall by virtue of the Merger remain "J.E. Hanger, Inc. of Georgia." Upon the effectiveness of the Merger, the Company shall possess all of the estate, property, rights, privileges, powers and franchises of the Constituent Corporations and all of their property, real, personal and mixed, and all of the debts due on whatever account to any of them, as well as all stock subscriptions and other choses in action belonging to any of them; and all claims, demands, property and other interest of either of the Constituent Corporations shall be the property of the Surviving Corporation, and the title to all real estate vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger, but shall be vested in the Surviving Corporation; provided, however, that the marketable securities and real properties presently owned by the Company and referred to in Section 9.12 hereof, shall not be retained by the Company and shall not be the property of the Surviving Corporation as of the Effective Date. The rights of creditors of either Constituent Corporation shall not in any manner be impaired, nor shall any liability or obligation, including taxes due or to become due, or any claim or demand in any cause existing against such Constituent Corporation, or any stockholder, director or officer thereof, be released or impaired by the Merger, but the Surviving Corporation shall be deemed to have assumed, and shall be

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liable  for,  all  liabilities  and  obligations  of each  of the  Constituent
Corporations  in the same  manner and to the same  extent as if the  Surviving
Corporation  had  itself  incurred  such   liabilities  or  obligations.   The
shareholders, directors, and officers of the Constituent Corporations shall continue to be subject to all the liabilities, claims and demands existing against them as such at or before the Merger, subject to Section 9.7. No action or proceeding then pending before any court or tribunal in which either Constituent Corporation is a party, or in which any such shareholder, director, or officer is a party, shall abate or be discontinued by reason of the Merger, but any such action or proceeding may be prosecuted to final judgment as though the Merger had not taken place, or the Surviving Corporation may be substituted as a party in place of any Constituent Corporation by the court in which such action or proceeding is pending.

     Section 2.2 EFFECTIVE DATE OF THE MERGER. The Merger shall become effective when properly executed Articles of Merger are duly filed by the Surviving Corporation with the Secretary of State of the State of Georgia, which filing shall be made as soon as practicable after the closing of the transactions contemplated by this Agreement in accordance with Section 4.6 hereof; provided that, by mutual consent, such Articles of Merger may provide for a later date of effectiveness of the Merger not more than 30 days after the date of such filing. When used in this Agreement, the term "Effective Date" shall mean the date and time at which such Articles of Merger are so filed in accordance with Section 14-2-1105 of the Georgia Code (or the date and time provided in such Articles of Merger).

                                  ARTICLE III

                           THE SURVIVING CORPORATION

     Section 3.1 ARTICLES OF INCORPORATION. At the Effective Date, Article Two of the Articles of Incorporation of the Company shall be amended to change the total number of shares of stock which the Company is authorized to issue to be solely as follows: 1,000 shares of Common Stock, par value $1.00 per share. As so amended, the Articles of Incorporation of the Company shall be the Articles of Incorporation of the Surviving Corporation after the Effective Date unless and until amended in accordance with their terms and as provided by law.

     Section 3.2 BY-LAWS. The By-Laws of the Company as in effect on the Effective Date shall be the By-Laws of the Surviving Corporation unless and until amended in accordance with their terms or the Articles of Incorporation of the Surviving Corporation and as provided by law.

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     Section 3.3  OFFICERS AND BOARD OF  DIRECTORS.  The Board of Directors of
the Surviving Corporation shall consist of two directors to be designated by Parent, who shall serve until their respective successors are duly elected and qualified. The officers of the Company immediately prior to the Effective Date shall be the officers of the Surviving Corporation until their respective successors are duly elected and qualified.

                                  ARTICLE IV

                             CONVERSION OF SHARES

     Section 4.1 EXCHANGE RATIO. As of the Effective Date, by virtue of the Merger and without any action on the part of any holder of Company Common
Stock:

          (a) Any shares of Company Common Stock which are held in the treasury of the Company shall be cancelled.

          (b)  All  issued  and   outstanding   shares  of  capital  stock  of
     Acquisition shall be converted into 1,000 issued and outstanding shares of common stock of the Surviving Corporation.

          (c) Subject to the provisions of paragraph (d) of this Section 4.1 and Sections 4.2, 4.5 and 4.6 hereof, each remaining outstanding share of Company Common Stock shall be converted into the right to receive $2,009.13 (subject to adjustment as set forth in Section 4.2 hereof) and
     45.66 shares of Parent Common Stock (subject to adjustment as provided in
     Section 4.8). The amount of cash and shares of Parent Common Stock (subject to adjustment as provided in Section 4.8) to be exchanged for each share of Company Common Stock is hereinafter referred to as the "Exchange Ratio." The total amounts of such cash and shares of Parent Common Stock (subject to adjustment as provided in Section 4.8) to be paid or issued to the holders of Company Common Stock are $44,000,000 (subject to adjustment as set forth in Section 4.2 hereof) and 1,000,000 shares of Parent Common Stock.

          (d) The $2,009.13 amount of the cash consideration to be paid by Parent in exchange for each share of Company Common Stock pursuant to paragraph (c) of this Section 4.1 shall consist of (i) $1,825.00 which shall be paid at Closing by wire transfer to the bank account designated by Shareholders' Representative and shall not be subject to adjustment (the "Primary Cash Payment"); and (ii) $184.13 which shall be placed in Escrow on the

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Effective  Date,  be subject to  adjustment  after the  Closing as provided in
Section 4.2 hereof and shall be paid as promptly as practicable after the amount of such post-closing adjustment is determined pursuant to Section 4.2 hereof (the "Post-Closing Cash Payment"). The Shareholders' Representative will obtain the consents of the Company shareholders to make the Primary Cash Payment and any Post Closing Cash Payment by aggregate wire transfers.

          (e) The shares of Parent Common Stock to be issued by Parent in exchange for each share of Company Common Stock pursuant to paragraph (c) of this Section 4.1 shall be delivered at the Closing to the
     Shareholders' Representatives in the name of the Company shareholders upon receipt of all shares of Company Stock ("Certificates") duly endorsed for transfer. Such shares of Parent Common Stock shall not be registered under the Securities Act or any state securities law and, accordingly, shall constitute "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act. Such shares of Parent Common Stock will be approved for listing on the American Stock Exchange upon official notice of issuance.

Section 4.2 POST-CLOSING ADJUSTMENTS.

          (a) The $184.13 cash payment per share of Company Common Stock provided for in Section 4.1(d) (the "Payment Subject to Adjustment") shall be subject to adjustment following the Closing as provided in this
     Section 4.2. Upon the Effective Date, Parent shall place in escrow (the "Escrow") with the NationsBank, N.A. or such other party agreeable to Parent and the Company (the "Escrow Agent") $4,032,447, representing the aggregate amount of the Payments Subject to Adjustment for all outstanding shares of Company Common Stock, to be held in Escrow pending the determination of the amount of the Post-Closing Cash Payment to be set forth in the Accountant's Post-Closing Report referred to below. The amount placed in escrow shall bear interest at a Treasury bill rate until paid.

          (b) The Payment Subject to Adjustment shall be increased or decreased, as the case may be, by the amount by which the total of stockholders' equity at the Effective Date, determined in accordance with GAAP on a basis consistent with the application of GAAP in the Company financial statements for the year ended December 31, 1995, exceeds or is less than the Adjusted Stockholders' Equity as determined in accordance with Section 4.2(c). The Company may sell to CRP, Inc. the Company's investment in CRP, Inc. for $175,000 and distribute the $175,000 to the Company shareholders in accordance with Section 9.12 hereof. If CRP, Inc. declines to purchase such investment, Parent shall have the option by written notice of the Shareholders' Representative on or before September 30, 1996 to increase the Payment Subject to Adjustment by $175,000 and have the investment in CRP, Inc. not included in the marketable securities to be distributed to shareholders of the Company in accordance with Section 9.12 hereof. If such investment is not sold to CRP, Inc. and if Parent fails to exercise its option, such investment shall be distributed to the shareholders of the Company in accordance with Section 9.12. The Payment Subject to Adjustment shall also be increased by the Total Section 338 Tax attributable to the Section 338(h)(10) Election referred in Section 9.15 hereof as set forth in paragraph (d) of this Section 4.2 (the "Tax Liability Adjustment").

          (c) The Adjusted Stockholders' Equity shall be $22,926,999, the stockholders' equity at December 31, 1995, less (i) the fair market value of the marketable securities referred to in Section 9.12 at the date distributed to the Company shareholders prior to the Effective Date, (ii) the cash proceeds from the sale by the Company of any marketable securities or non-operating real properties referred to in Section 9.12 distributed to the Company shareholders prior to the Effective Date, and
     (iii) the net book value determined in accordance with GAAP of the non-operating real properties referred to in Section 9.12 distributed to the Company shareholders prior to the Effective Date.

          (d) The Tax  Liability  Adjustment  shall  be  equal  to the  "Total
     Section 338 Tax" which is equal to (i) the "Additional Section 338 Tax" associated with a Section 338(h)(10) Election and (ii) the "Tax Gross-Up" of federal, and state tax on the increase in purchase price attributable to the Additional Section 338(h)(10) Tax.

     The "Additional Section 338 Tax" shall be computed on the following assumptions:

     (i)  The Company has one shareholder ("Deemed Shareholder");

     (ii) The Deemed Shareholder has an aggregate state and federal marginal tax rate of 44.31% for ordinary income and 32.32% for long-term capital gain income.

     Using the foregoing assumptions, the "Additional Section 338 Tax" is the excess of (i) aggregate of the Deemed

     Shareholder's state and federal taxes attributable to the closing of the Agreement and Plan of Merger assuming a Section 338(h)(10) Election is made (exclusive of any Taxes arising out of any breach of a representation  or  warranty  contained  in Section  6.9),  over (ii) the aggregate of the Deemed Shareholder's state and federal taxes attributable to such closing had it been treated as a sale of Company stock by such Deemed Shareholder. The Additional Section 338 Tax shall be reduced by an built-in gains tax under Section 1374 the Code incurred by the Company as a result of the transactions contemplated under this Agreement. The "Tax Gross-Up" shall be the Additional Section 338 Tax, unreduced by the foregoing Section 1374 adjustment, divided by 55.69% to the extent the income subject to such Additional Section 338 Tax is taxed as ordinary income and divided by 67.68% to the extent the income subject to such Additional Section 338 Tax is taxed as long-term capital gain.

          (e) Within 60 days following the preparation by the Company of audit schedules in accordance with the terms of the Coopers & Lybrand audit assistance letter, which audit assistance letter be will be delivered to the Company on or prior to the Effective Date, Parent shall cause Coopers & Lybrand to complete, at Parent's expense, a report (the "Accountant's Post-Closing Report") (applying GAAP based upon the Company's accounting policies so long as such policies are in accordance with GAAP) setting forth the adjustment in the Payment Subject to Adjustment in Section 4.2(b) above. Parent shall promptly deliver the Accountant's Post-Closing Report to the Shareholders' Representative and in the event the total amount of the Post-Closing Cash Payments is greater than the amount of the Payment Subject to Adjustment held in Escrow, Parent shall transfer an amount equal to such excess to the Escrow Agent. In the event the Payment Subject to Adjustment held in Escrow is greater than the total amount of the Post-Closing Cash Payments, the Escrow Agent shall transfer an amount equal to such excess to Parent. Parent shall promptly direct the Escrow Agent to release the balance of the funds held in Escrow to the bank account designated by the Shareholders' Representative as payment of the Post-Closing Cash Payment calculated in accordance with the above paragraphs of this Section 4.2. If the Shareholders' Representative is in disagreement with the Accountant's Post Closing Report, written notice to such effect shall be given to Parent within five (5) business days of the receipt of the report. If the disagreement cannot be resolved within ten (10) business days of such written notice, the disagreement will be referred to a mutually agreed upon Big Six accounting firm that has not previously performed services for Parent or Company. All parties agree to cooperate with such firm. The decision of such firm shall be binding upon all parties.

     Section 4.3 DIVIDENDS; TRANSFER TAXES. No dividends or other distributions that are declared after the Effective Date on Parent Common Stock or are payable to the holders of record thereof after the Effective Date will be paid to persons entitled by reason of the Merger to receive certificates representing Parent Common Stock until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the certificates representing such Parent Common Stock shall be issued, any dividends or other distributions which shall have become payable with respect to such Parent Common Stock between the Effective Date and the time of such surrender. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. Notwithstanding the foregoing, no party hereto shall be liable to a holder of shares of Company Common Stock for any shares of Parent Common Stock or dividends or other distributions thereon, or, in accordance with Section 4.5 hereof, proceeds of the sale of fractional interests, delivered to a public official pursuant to applicable escheat laws.

     Section 4.4 NO FRACTIONAL SECURITIES. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this ARTICLE IV and no Parent dividend or other distribution, stock split or interest shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder of Parent. In lieu of any such fractional securities, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this ARTICLE IV shall be paid an amount in cash (without interest) upon such surrender equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market, on behalf of all such holders, of the aggregate fractional shares of Parent Common Stock. Such sale or sales shall be effected promptly following the surrender of Certificates for Company Common Stock.

     Section 4.5 NON-TRANSFERABILITY OF COMPANY COMMON STOCK FOLLOWING EFFECTIVE DATE. Upon the Effective Date, no transfer of Company Common Stock issued prior to the Effective Date shall be made. If, after the Effective Date, Certificates representing such shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for cash and certificates representing Parent Common Stock, as provided in this ARTICLE IV.

     Section 4.6 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place (i) at the offices of counsel to Parent, Freedman, Levy, Kroll & Simonds, in Washington, D.C., as soon as practicable, after the fulfillment or waiver of the last of the conditions set forth in Article X hereof, or (ii) at such other time and place as Parent and the Company shall agree.

     Section 4.7 LOST CERTIFICATES. In the event any Certificates for Company Common Stock shall have been lost, stolen or destroyed, the Parent shall issue in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock and a check representing the cash payment provided in
Section 4.3(a) hereof plus the amount of cash in lieu of fractional shares, if any, as may be required pursuant to this ARTICLE IV, provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such reasonable amount as it may direct as indemnity against any claim that may be made against Parent or the Company with respect to the Certificate alleged to have been lost, stolen or destroyed.

     Section 4.8 CAPITALIZATION CHANGES. If, between the date of this Agreement and the Effective Date, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, or stock dividend, the Exchange Ratio set forth in this Agreement shall be appropriately adjusted. If the number of outstanding shares of Company Common Stock on the Effective Date is not 21,900 shares, the Exchange Ratio set forth in this Agreement shall be appropriately adjusted.

                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PARENT


     Parent represents and warrants to the Company, except as set forth in the letter of even date with this Agreement from the Parent to the Company (the "Parent Letter"), as follows:

     Section 5.1 ORGANIZATION AND QUALIFICATION. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a material adverse effect on the assets, liabilities, results of operations, financial condition or business (a "Material Adverse Effect") of Parent and its subsidiaries, taken as a whole.

     Section 5.2 CAPITALIZATION. The authorized capital stock of Parent consists of 25,000,000 shares of Parent Common Stock and 10,000,000 shares of Parent Preferred Stock. As of the date hereof, (i) 8,303,269 shares of Parent Common Stock were validly issued and outstanding, fully paid and non-assessable; (ii) 153,945 shares of Parent Common Stock were reserved for issuance upon the exercise of warrants exercisable through December 31, 2001 at a price of $4.16 per share; (iii) 322,699 shares of Parent Common Stock were reserved for issuance upon the exercise of warrants exercisable through December 31, 2001 at a price of $7.65 per share; (iv) 790,459 shares of Parent Common Stock were reserved for issuance upon the exercise of options granted under the Parent 1991 Stock Option Plan at prices ranging from $2.75 to $12.25 per share; (v) 120,000 shares of Parent Common Stock were reserved for issuance upon the exercise of options granted under the Parent 1993 Stock Option Plan at prices ranging from $3.00 to $6.00 per share; (vi) 70,000 shares of Parent Common Stock were reserved for issuance upon the exercise of non-qualified options granted other than pursuant to the Parent 1991 Stock Option Plan or Parent 1993 Stock Option Plan and exercisable at prices ranging from $3.00 to $12.00 per share; (vii) 454,545 shares of Parent Common Stock were reserved for issuance upon the conversion of a $4,000,000 Convertible Junior Subordinated Note due in March 1999; (ix) 148,367 shares of Parent Common Stock were reserved for issuance upon the conversion of a $1,000,000 Convertible Junior Subordinated Note due in March 1999; and (x) 300 shares of Parent Preferred Stock were issued and outstanding. All of the shares of Parent Common Stock issuable in exchange for Company Common Stock at the Effective Date in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.

     Section 5.3 SUBSIDIARIES. Parent has 18 subsidiaries, each of which is wholly owned by Parent unless otherwise indicated: Albuquerque Prosthetics
Center, Inc., a New Mexico corporation; Apothecaries, Inc., a Delaware corporation; Capital Orthopedics, Inc., a Colorado corporation; Columbia Brace Acquisition Corp., a Delaware corporation (80%-owned); DOBI-Symplex, Inc., a Delaware corporation; Dorsch Prosthetics & Orthotics, Inc., a New York corporation; Greiner & Saur Orthopedics, Inc., a Colorado corporation; J.E. Hanger, Inc., a Delaware corporation; J.E. Hanger of California, Inc., a Delaware corporation; JEH Acquisition Corporation, a Delaware corporation; Memphis Orthopedic, Inc., a Delaware corporation; Metzgers Orthopaedic Services, Inc., a California corporation; Opnet Inc., a Nevada corporation; Ralph Storrs, Inc., a Delaware corporation; Scott Orthopedics, Inc., a Colorado corporation; Scott Orthopedics of Northern Colorado, Inc., a Colorado corporation; York Prosthetics, Inc., a Delaware corpora-tion; and Zielke Orthotics & Prosthetics, Inc., a Delaware corporation. (The subsidiaries of Parent are collectively referred to hereinafter as the "subsidiaries"). Each subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has corporate power to carry on its business as it is now being conducted or proposed to be conducted. Each subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole. All the outstanding shares of capital stock of each subsidiary owned by Parent are validly issued, fully paid and non-assessable and Parent's shares in such subsidiaries are owned free and clear of any liens, claims or encumbrances. There are no existing options, calls or commitments of any character relating to the issued or unissued capital stock or other securities of any subsidiary.

     Section 5.4 AUTHORITY RELATIVE TO THIS AGREEMENT. Parent has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Parent's Board of Directors; the issuance of up to 1,000,000 shares of Parent Common Stock pursuant to this Agreement and the conduct of a private offering thereof to the shareholders of the Company in accordance with Regulation D under the Securities Act and the preparation of a Private Offering Memorandum (the "Private Offering Memorandum") to be forwarded to such shareholders and the filing with the SEC of a Form D in connection therewith, together with all other filings required under all applicable state securities laws, have been duly authorized by Parent's Board of Directors; no other corporate proceedings on the part of Parent are necessary to authorize this Agreement and the transactions contemplated hereby. Parent's Board of Directors has unanimously determined that the Merger is in the best interests of Parent and has unanimously approved all of the transactions contemplated by this Agreement, including without limitation, the Merger. This Agreement has been executed and delivered by each of Parent and Acquisition and (assuming the valid authorization, execution and delivery of this Agreement by the Company) is a valid and binding obligation of Parent and Acquisition. Parent and its subsidiaries are not subject to or obligated under (i) any charter or bylaw,
(ii) any indenture or other loan document provision or (iii) any other contract, license, franchise, permit, law, regulation, injunction, writ, order or decree, which would be breached or violated or under which there would be a default (with or without notice or passage of time) or a loss of benefits by its executing and carrying out this Agreement other than, in the case of clauses (ii) and (iii) only, any breaches, violations, or defaults which, singly or in the aggregate, will not have a Material Adverse Effect on Parent and its subsidiaries taken as a whole or which shall be cured, waived or terminated prior to the Effective Date. Except as referred to herein or in connection or in compliance with any applicable provisions of the Securities Act, the Exchange Act, the rules of the AMEX and the corporation, securities or blue sky laws of the various states of the United States, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Parent of the Merger or the other transactions contemplated by this Agreement, other than filings, registrations, authorizations, consents or approvals which if not made or obtained would not, singly or in the aggregate, have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole.

     Section 5.5 REPORTS, FINANCIAL STATEMENTS AND PROXY STATEMENT. Parent has previously furnished the Company with true and complete copies (without exhibits) of its (i) Annual Reports on Form 10-K for the years ended December 31, 1993, 1994 and 1995, as filed with the SEC, (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, and (iii) proxy statement, dated May 1, 1996, of the Company relating to the Annual Meeting of Stockholders of the Company held on June 18, 1996. As of their respective dates, such reports and statements did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and any unaudited interim financial statements of Parent included in such reports have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Parent and its subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended. Parent is in compliance with the "current public information" requirement of Rule 144 and will, at all times following the Effective Date, remain in compliance with such requirement.


     Section 5.6 INFORMATION IN THE PRIVATE OFFERING MEMORANDUM. None of the information supplied by Parent or Acquisition for inclusion in the Private Offering Memorandum will, in the case of the Private Offering Memorandum or any supplement thereto, as of its date and at the Effective Date, and at the time of the meeting referred to in Section 9.3 hereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Section 5.7 VOTE REQUIRED. The vote of the holders of the outstanding shares of Parent Common Stock is not necessary to approve this Agreement and the transactions contemplated hereby.

     Section 5.8 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in Parent's Annual Report on Form 10-K for the year ended December 31, 1995, or its Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, neither Parent nor any of its subsidiaries (i) had as of March 31, 1996, any material Liability which is required to be accrued, reserved against or otherwise disclosed in the consolidated financial statements of Parent under GAAP or (ii) has incurred after March 31, 1996 any such material Liability except in the ordinary course of business and consistent with past practices.

     Section 5.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since March 31, 1996, there have not been (i) any adverse change or changes in the financial condition, results of operations, businesses, properties, assets or Liabilities of Parent or any of its subsidiaries that would, singly or in the aggregate, have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole, or (ii) any direct or indirect redemption, purchase or other acquisition by Parent of any shares of Parent Common Stock, or any declaration, setting aside or payment of any dividend or other distribution by the Parent in respect of Parent Common Stock.

     Section 5.10 No Default or Litigation; Permits. Except as disclosed in Parent's Annual Report on Form 10-K for the year ended December 31, 1995, and the reports, statements and schedules (other than exhibits thereto) filed by Parent with the SEC since December 31, 1995:


          (a) neither Parent nor any of its subsidiaries is in default or violation under any agreement relating to indebtedness for borrowed money to which it is a party; and neither Parent nor any of its subsidiaries is in default or violation under any lease or other instrument to which it is a party, or under any law, rule, regulation, writ, injunction, order or decree of any court or any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, applicable laws, rules and regulations relating to antitrust and civil rights) which default or violation would have a Material Adverse Effect on Parent and its subsidiaries taken as a whole;

          (b) there are no actions at law, suits in equity or claims pending or, to the best knowledge of the directors and executive officers of Parent (such knowledge is hereinafter referred to as the "best knowledge of Parent"), threatened against or affecting Parent or any of its subsidiaries or their respective businesses or properties which in the aggregate might result in a Material Adverse Effect on Parent and its subsidiaries taken as a whole; and

          (c) Parent and its subsidiaries possess all franchises, permits, licenses, certificates, approvals and other authorizations necessary to own or lease and operate their properties and to conduct their businesses as now conducted, except for incidental licenses, permits and certificates which would be readily obtainable by any qualified applicant without undue burden in the event of any lapse, termination, cancellation or forfeiture.

The Parent Letter sets forth a list as of the date hereof of, and Parent has delivered to the Company true, correct and complete copies of, all agreements or other instruments, including all amendments thereto, under which Parent or its subsidiaries have outstanding, or may incur, indebtedness for borrowed money, together with the principal amount of indebtedness outstanding under each such agreement or instrument as of March 31, 1996. There are no liens on any property of Parent or its subsidiaries securing any such indebtedness except as set forth in the Parent Letter.

     Section 5.11 TAXES. All federal, state, county, municipal or foreign income, franchise, sales and other Tax Returns required by Law to be filed have been duly filed, and all Taxes, assessments, fees and other governmental charges upon Parent or any of its subsidiaries or upon any of their respective properties, assets, revenues, income or franchises which have become due and payable as shown therein have been paid, and adequate provision has been made for all such Taxes, assessments, fees and other charges which may become due and payable with respect to such periods for which returns were required to be filed. Neither the Internal Revenue Service nor any other taxing authority or agency is now asserting, in writing, any deficiency or claim for material additional Taxes or interest thereon or penalties in connection therewith against Parent or any of its subsidiaries; nor, to the best knowledge of Parent, is any such authority threatening, in writing, to initiate a proceeding against Parent or any of its subsidiaries with respect to any such deficiency or claim. Neither Parent nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any federal, state or foreign income Tax or material county or municipal income Tax. The accruals and reserves for Taxes reflected in the balance sheet included in Parent's Annual Report on Form 10-K for the year ended December 31, 1995 are adequate to cover all taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP.

     Section 5.12 EMPLOYEE BENEFIT PLANS; ERISA.

          (a) The Parent Letter sets forth a list of each employee pension benefit plan, as defined in Section 3(2) of ERISA, to which Parent or any of its subsidiaries contributes on behalf of its employees, and Parent has delivered to the Company true, correct and complete copies of each of such plans and trusts, including all amendments thereto, and, with respect to each of such plans, the most recent report on Form 5500, actuarial valuation report and summary plan description. None of such plans is (i) a multi-employer plan (as defined in Section 414(f) of the Code or Section 4001(a) of ERISA), or (ii) a plan with respect to which more than one employer makes contributions within the meaning of Sections 4063 and 4064 of ERISA.

          (b) With respect to each of such plans:

               (i) as of the date of execution of this Agreement, all contributions required for such plan for the plan year most recently ended and for all prior plan years have been made or are reserved for on the balance sheet included in Parent's Annual Report on Form 10-K for the year ended December 31, 1995;

               (ii) no reportable event, as such term is defined in Section 4043(b) of ERISA, has occurred with respect to any of such plans which are subject to Section 4043(b) of ERISA, other than those which will not have a Material Adverse Effect on Parent and its consolidated subsidiaries, taken as a whole, which might arise solely as a result of the transactions contemplated by this Agreement or which pursuant to applicable regulations are not subject to the 30-day notice to the Pension Benefit Guaranty Corporation;

               (iii) the total assets of such plans are sufficient to discharge all liabilities of the plans on a termination basis; and

               (iv) as of the Effective Date, no event will have occurred which will result in the imposition of a material liability on Parent under Section 4063 or 4201 of ERISA.

          (c) The Parent Letter sets forth a list and Parent has delivered to the Company copies of all deferred compensation plans, all supplemental death, disability, and retirement plans, all medical reimbursement plans, all employee welfare benefit plans (within the meaning of Section 3(1) of ERISA), all severance plans, all bonus plans and all other employee benefit plans of any kind or character, whether written or oral, maintained by Parent or any of its subsidiaries. Except as set forth in said list, none of such plans or arrangements provides benefits to employees or their dependents after retirement, except as required by applicable law.

     Section 5.13 PATENTS AND TRADEMARKS. Parent and each of its subsidiaries own or have the right to use all patents, trademarks, service marks, copyrights, trade names, inventions, improvements, processes, formulae, trade secrets, mailing lists, know-how and proprietary or confidential information used in conducting their businesses which are material to their respective businesses. To the best knowledge of Parent, (i) the operations or businesses of Parent or its subsidiaries do not infringe any patent, patent right, trademark, service mark, trade name, or copyright or registration thereof of any other party; (ii) no claim or threat of any such infringement has been made, and no proceedings are pending or threatened against Parent or any of its subsidiaries which challenge the validity or ownership of any patent, trademark, trade name, service mark or copyright or the ownership of any other right or property owned or used by Parent or any of its subsidiaries; and (iii) there is no infringing use of any of the same by others.

     Section 5.14 INTERESTS OF OFFICERS AND DIRECTORS. Except as disclosed in Parent's Annual Report on Form 10-K for the year ended December 31, 1995, or any other reports or statements filed by Parent with the SEC since December 31, 1995, to the best knowledge of Parent, none of Parent's officers or directors has, nor does any officer or director of any subsidiary of Parent have, any interest in any material property, real or personal, tangible or intangible, including inventions, trademarks, service marks, trade names and copyrights, used in or pertaining to the business of Parent or any of its subsidiaries, except for the normal rights of a stockholder and except for rights under existing employee benefit plans.

     Section 5.15 CERTAIN AGREEMENTS. Except as disclosed in Parent's Proxy Statement, dated May 1, 1996, neither Parent nor any of its subsidiaries is a party to any (i) agreements with any director, officer or employee of Parent or any of its subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Parent or any of its subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee extending for a period longer than one year, or (C) providing severance benefits or other benefits (which are conditioned upon a change of control) after the termination of employment of such employee regardless of the reason for such termination of employment,
(ii) agreement or plan, including, without limitation, any incentive or bonus plan, stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or (iii) agreements providing for any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement. Parent has delivered to the Company copies of all such agreements and plans.

     Section 5.16 INVESTMENT COMPANY. Neither Parent nor any of its subsidiaries is an "investment company" or an "affiliated person" thereof or an "affiliated person" of any such "affiliated person," as such terms are defined in the Investment Company Act of 1940, as amended.

     Section 5.17 OWNERSHIP OF COMPANY STOCK. Neither Parent nor Acquisition nor any subsidiaries of Parent own beneficially or of record, or is party to any agreement, arrangement or understanding for the purpose of acquiring, holding or voting, shares of capital stock of the Company.

                                  ARTICLE VI

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Acquisition, except as set forth in the letter of even date with this Agreement from the Company to the Parent (the "Company Letter"), as follows:

     Section 6.1 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of Georgia and has corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

     Section 6.2 CAPITALIZATION. The authorized capital stock of the Company consists of 250,000 shares of Company Common Stock. As of the date hereof, (i) 21,900 shares of Company Common Stock were outstanding, all of which were validly issued, fully paid and non-assessable; and (ii) no shares of Company Common Stock were held in the treasury of the Company. There are no options, warrants, rights, agreements or commitments presently outstanding obligating the Company to issue shares of Company Common Stock.

     Section 6.3    SUBSIDIARIES. The Company has no subsidiaries.

The Company does not directly or indirectly have any investment in any other corporation, partnership, joint venture or other business association or entity which investment is not owned free and clear of any liens, claims or encumbrances.

     Section 6.4 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors; and, except for the approval of its shareholders as set forth in Section 9.3 hereof, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. The Company's Board of Directors has unanimously determined that the Merger is in the best interests of its shareholders and has unanimously approved all of the transactions contemplated by this Agreement, including without limitation, the Merger. The Company is not subject to or obligated under (i) any charter or bylaw, (ii) any indenture or other loan document provision, or (iii) any other contract, license, franchise, permit, law, regulation, injunction, writ, order or decree, which would be breached or violated or under which there would be a default (with or without notice or passage of time) or a loss of benefits by its executing and carrying out this Agreement. Except as referred to herein, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by the Company of the Merger or the other transactions contemplated by this Agreement.

     Section 6.5 FINANCIAL STATEMENTS AND PROXY STATEMENTS. The Company has previously furnished Parent with true and complete copies (without exhibits) of its financial statements for the years ended December 31, 1993, 1994 and 1995 (of which the financial statements for the year ended December 31, 1993 and December 31, 1995 were audited). As of their respective dates, such annual financial statements did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of the Company as at the dates thereof and the results of their operations and changes in financial position for the periods then ended.

     Section 6.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in the Company's audited financial statements for the year ended December 31, 1995, the Company (i) did not have as of December 31, 1995, any material Liability or (ii) has not incurred after December 31, 1995 any such material Liability except in the ordinary course of business and consistent with past practices

(none of which relate to violation of Law, tort, breach of contract or a Proceeding), which would have a Material Adverse Effect on the Company.

     Section 6.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as contemplated by this Agreement, since December 31, 1995, there have not been
(i) any adverse change or changes in the financial condition, results of operations, businesses, properties, assets or Liabilities of the Company that would, singly or in the aggregate, have a Material Adverse Effect on the Company ; or (ii) any direct or indirect redemption, purchase or other acquisition by the Company of any share of Company Common Stock; (iii) any declaration, setting aside or payment of any dividend or other distribution (except for any distribution contemplated by Section 9.12) by the Company in respect of Company Common Stock; or (iv) any action by the Company which would have been prohibited by Section 8.1 of this Agreement had such Section 8.1 been in effect at all times since December 31, 1995.

     Section 6.8 NO DEFAULT OR LITIGATION; PERMITS.

          (a) the Company is not in default or violation under any agreement relating to indebtedness for borrowed money to which it is a party; and the Company is not in default or violation under any lease or other instrument to which it is a party, or under any law, rule, regulation, writ, injunction, order or decree of any court or any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, applicable laws, rules and regulations relating to anti-trust and civil rights) which default or violation would have a Material Adverse Effect on the Company;

          (b) there are no actions at law, suits in equity or claims pending or, to the best knowledge of the directors and executive officers of the Company (such knowledge is hereinafter referred to as the "best knowledge of the Company"), threatened against or affecting the Company or its business or properties which in the aggregate might result in a Material Adverse Effect on the Company;

          (c) to the best knowledge of the Company, there are no pending or threatened claims, actions, suits, proceedings or investigations relating to the Company ("Actions") against any Indemnified Parties (as defined in Section 9.7 hereof) or facts upon which any such Actions could be based; and

          (d)  the  Company  possesses  all  franchises,   permits,  licenses,
     certificates, approvals and other authorizations necessary to own or lease and operate its properties and to conduct its businesses as now conducted, except for incidental licenses, permits and certificates which would be readily obtainable by any qualified applicant without undue burden in the event of any lapse, termination, cancellation or forfeiture.

The Company Letter sets forth the aggregate Indebtedness of the Company as of December 31, 1995. There have been no changes to such Indebtedness since
December 31, 1995, other than repayments or as permitted under Section 8.1(iii). There are no liens on any property of the Company securing any such indebtedness.

     Section 6.9 TAXES. All federal, state, county, municipal or foreign, income, franchise, sales and other Tax Returns required by law to be filed have been duly filed, and all Taxes, assessments, fees and other governmental charges upon the Company or upon any of its properties, assets, revenues, income or franchises which have become due and payable have been paid, and adequate provision has been made for all such Taxes, assessments, fees and other charges which may become due and payable with respect to such periods for which returns were required to be filed. Neither the Internal Revenue Service nor any other taxing authority or agency is now asserting, in writing, any deficiency or claim for material additional Taxes or interest thereon or penalties in connection therewith against the Company; nor, to the best knowledge of the Company, is any such authority threatening, in writing, to initiate a proceeding against the Company with respect to any such deficiency or claim. None of the Company's federal or state Tax Returns have been audited. The Company has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any federal, state or foreign income Tax or material county or municipal income Tax. The accruals and reserves for Taxes reflected in the balance sheet included in the Company's audited financial statements for the year ended December 31, 1995 are adequate to cover all Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP. The Company has been a "small business corporation " (within the meaning of Section 1361 of the Code) for all taxable years beginning on January 1, 1984 and ending on the date of the Closing, has duly elected under Section 1362(a) of the Code to be taxed as an "S corporation" for federal income tax purposes for each of such taxable years, and has made a corresponding election under the tax laws of each state that permits an S election to be made of those states in which the Company files tax returns for each of such taxable years (or such shorter period for which tax returns have been filed). Payment to shareholders of the Company in 1996 for their taxes attributable to prior year Company net income is not reflected as a liability in the Company's fiscal 1995 financial statements because the Company had not then declared the dividend. Deferred income taxes on the Company shareholders will be triggered by the Closing. Accrual of such liability is not required by GAAP prior to Closing.

     Section 6.10 EMPLOYEE BENEFIT PLANS; ERISA.

          (a) The Company Letter sets forth a list of each Employee Benefit Plan to which the Company or any Subsidiary contributes on behalf of its employees, and the Company has delivered to Parent true, correct and complete copies of each of such plans and trusts, including all amendments thereto, and, with respect to each of such plans, the most recent annual report on Form 5500 and related financial statements, actuarial valuation report summary plan description, all governmental rulings, determinations and opinions (and pending requests therefor). None of such plans is and neither the Company nor any of its ERISA Affiliates has ever maintained or been obligated to contribute to (i) a multi employer plan (as defined in Section 414(f) of the Code or Section 4001(a) of ERISA), or (ii) a plan with respect to which more than one employer makes contributions within the meaning of Sections 4063 and 4064 of ERISA or (iii) a defined benefit pension plan (as defined in Section 3(35) of ERISA). All employee plans have been operated and administered in compliance in all material respects with ERISA, the Code and other applicable Laws.

          (b) With respect to each of such plans:

               (i) each Employee Benefit Plan, if intended to be "qualified" within the meaning of Section 401(a) of the Code, has been determined by the Internal Revenue Service to be so qualified and the related trusts are exempt from tax under Section 501(a) of the Code, and to the best knowledge of the Company, nothing has occurred that has or could reasonably be expected to affect adversely such qualification or exemption;

               (ii) to the best knowledge of the Company, neither the Company, its ERISA Affiliates, nor any other "disqualified person" or "party in interest" (as such terms are defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) with respect to an Employee Plan has breached the fiduciary rules of ERISA or engaged in a prohibited transaction that could subject the Company or any of its ERISA Affiliates to any tax or penalty imposed under Section 4975 of the Code or Section 501(i), (j) or (l) of ERISA;

               (iii) no Proceedings (other than routine claims for benefits) are pending, or to the best knowledge of the Company, threatened, with respect to or involving any Employee Benefit Plan;

               (iv) except as may be required under Laws of general application, none of the Employee Benefit Plans obligate the Company to provide any employee or former employee, or their spouses, family members or beneficiaries, any post-employment or post-retirement health or life insurance or other benefits;

               (v) each Employee Benefit Plan that is a "group health plan" within the meaning of Section 5000 of the Code has been maintained in compliance with Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA and no tax payable on account of Section 4980B of the Code has been or is expected to be incurred;

               (vi) as of the date of execution of this Agreement, all contributions required for such plan for the plan year most recently ended and for all prior plan years have been made or are reserved for on the balance sheet included in the Company's audited financial statements for the year ended December 31, 1995;

     Section 6.11 PATENTS AND TRADEMARKS. The Company and each Subsidiary own or have the right to use all patents, trademarks, service marks, copyrights, trade names, inventions, improvements, processes, formulae, trade secrets, mailing lists, know-how and proprietary or confidential information used in conducting their businesses which are material to their respective businesses. To the best knowledge of the Company, (i) the operations or businesses of the Company or any Subsidiary do not infringe any patent, patent right, trademark, service mark, trade name, or copyright or registration thereof of any other party; (ii) no claim or threat of any such infringement has been made, and no proceedings are pending or threatened against the Company or any Subsidiary which challenge the validity or ownership of any patent, trademark, trade name, service mark or copyright or the ownership of any other right or property owned or used by the Company or any Subsidiary; and (iii) there is no infringing use of any of the same by others.

     Section 6.12 INFORMATION IN THE PRIVATE OFFERING MEMORANDUM. None of the information supplied by the Company for inclusion in the Private Offering Memorandum or any supplement thereto will, as of its date and at the Effective Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Section 6.13 INTERESTS OF OFFICERS AND DIRECTORS. To the best knowledge of the Company, none of the Company's officers or directors has, nor does any officer or director of any Subsidiary have, any interest in any material property, real or personal, tangible or intangible, including inventions, trademarks, service marks, trade names and copyrights, used in or pertaining to the business of the Company or any Subsidiary, except for the normal rights of a stockholder and except for rights under existing employee benefit plans.

     Section 6.14 CERTAIN AGREEMENTS. The Company is not a party to any (i) agreements with any director, officer or employee of the Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee extending for a period longer than one year, or (C) providing severance benefits or other benefits (which are conditioned upon a change of control) after the termination of employment of such employee regardless of the reason for such termination of employment; (ii) agreement or plan, including, without limitation, any incentive or bonus plan, stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; or (iii) agreements providing for any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement. The Company has delivered to Parent copies of all such agreements and plans.

     Section 6.15 INVESTMENT COMPANY. The Company is not an "investment company" or an "affiliated person" thereof or an "affiliated person" of any such "affiliated person," as such terms are defined in the Investment Company Act of 1940, as amended.

     Section 6.16 VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     Section 6.17 INSURANCE. The Company Letter sets forth a list and brief description of all policies of medical malpractice and other insurance and surety bonds held by or on behalf of the Company (specifying the issuer and the policy number or other identifying number with respect to binders), and describes any pending claims thereunder. The insurer has accepted coverage with respect to such pending claims. Such policies and bonds (and binders, if any) are in full force and effect, and insure against risks and liabilities to the extent and in the manner appropriate and sufficient under industry practice.

     Section 6.18 ENVIRONMENTAL MATTERS. To the best knowledge of the Company,

          (a) neither the Company nor any of its past owned or leased real properties or operations, are subject to or the subject of, any Proceeding, Order, settlement, or other contract or agreement arising under Environmental and Safety Requirements, nor has any investigation been commenced or is any Proceeding threatened against the Company under the Environmental and Safety Requirements with regard to the Company's business activities.

          (b) the Company has not received any written notice, report or other written information regarding any actual or alleged violation of any Environmental and Safety Requirement, or any Liabilities or potential Liabilities, including any investigatory remedial or corrective obligations, relating to the Company's business activities or the real properties owned or operated by the Company and arising under any Environmental and Safety Requirement.

          (c) none of the following exists, nor has ever existed, at any real property previously owned or operated by the Company: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls or (4) landfills, surface impoundments or disposal areas.

          (d) the Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, or owned or operated any real property (and no such real property is contaminated by any such substance) in a manner that has given or could reasonably be expected to give rise to onsite or offsite Liabilities pursuant to CERCLA, SWDA or any other Environmental and Safety Requirement, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damage or attorney fees, or any investigative, corrective or remedial obligations.

          (e) the Company has provided Parent with correct and complete copies of all reports and studies within the possession or control of the Company with respect to past or present environmental conditions or events at any of real properties presently or previously owned or operated by the Company.


                                  ARTICLE VII

             REPRESENTATIONS AND WARRANTIES REGARDING ACQUISITION

     Parent and Acquisition jointly and severally represent and warrant to the Company as follows:

     Section 7.1 ORGANIZATION. Acquisition is a corporation duly organized, validly existing and in good standing under the laws of Georgia.

     Section 7.2 CAPITALIZATION. The authorized capital stock of Acquisition consists of 1,000 shares of common stock, par value $.01 per share, 1,000 shares of which are validly issued and outstanding, fully paid and non-assessable and are owned by Parent free and clear of all liens, claims and encumbrances.

     Section 7.3 AUTHORITY RELATIVE TO THIS AGREEMENT. Acquisition has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and sole stockholder, and no other corporate proceedings on the part of Acquisition are necessary to authorize this Agreement and the transactions contemplated hereby.

     No filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Acquisition of the Merger or the other transactions contemplated by this Agreement.

     Section  7.4   NO  PRIOR  ACTIVITIES.  Acquisition  has  not,  except  as contemplated by this Agreement, (i) engaged, directly or through any subsidiary, in any business or activities of any type or kind whatsoever, (ii) entered into any agreements or arrangements with any person or entity, or
(iii) become subject to or bound by any obligation or undertaking.


                                 ARTICLE VIII

             CONDUCT OF BUSINESS AFTER EXECUTION OF THE AGREEMENT

      Section 8.1 CONDUCT OF BUSINESS BY THE COMPANY PRIOR TO THE MERGER. Prior to the Effective Date, unless Parent shall otherwise agree in writing or as otherwise contemplated by this Agreement or as set forth in the Company
Letter:

          (i) the business of the Company shall be conducted only in the ordinary course, the Company shall not create any subsidiaries and there shall be no material change in the conduct of the Company's operations;

          (ii) the Company shall not (A) directly or indirectly redeem, purchase or otherwise acquire any shares of Company Common Stock; (B) amend its Articles of Incorporation or By-Laws; or (C) split, combine or reclassify the outstanding Company Common Stock; or declare, set aside or pay any dividend payable in cash, stock or property otherwise than as contemplated by Section 9.12;

     (iii) the Company shall not (A) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, Company Common Stock; (B) acquire or dispose of any fixed assets (other than the real properties and marketable securities referred to in Section 9.12 hereof) or acquire or dispose of any other substantial assets other than in the ordinary course of business otherwise than as contemplated by Section 9.12; (C) incur any indebtedness for money borrowed or evidenced by notes, debentures or similar instruments or any other material liabilities or enter into any other material transaction, other than in the ordinary course of business; (D) enter into any new lease contracts with any person, corporation, partnership or other entity or group (such person, corporation, partnership or other entity or group being referred to hereinafter, singularly or collectively, as a "Person") except for renewals of leases in the ordinary course of business;
(E) make any capital expenditures, or enter into any contract or commitment therefor, in excess of $200,000 in the aggregate; or (F) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

     (iv) the Company shall use all reasonable efforts to preserve intact the business organization of the Company, to keep available the services of its and their present officers and key employees, and to preserve the good will of those having business relationships with it;

     (v) the Company shall not, and shall not permit its officers, employees, representatives or agents to, directly or indirectly, (A) encourage, solicit or initiate or participate in discussions or negotiations with or provide any non-public information to, any Person, other than Parent or its affiliates or any group in which Parent or its affiliates participates (collectively being referred to hereinafter as the "Excluded Persons") concerning any merger, amalgamation, sale of substantial assets or equity interests or other business combination involving the Company or any division of the Company or tender offer (each of such transactions being referred to hereinafter as an "Acquisition Transaction") or (B) otherwise solicit, initiate or encourage inquiries or the submission of any proposal contemplating an Acquisition Transaction. The Company, its officers and directors may, however, engage in such discussions or negotiations to the extent their fiduciary duties require it. The Company will promptly communicate to Parent the terms of any inquiry or proposal which it may receive in respect of an Acquisition Transaction. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore in respect of an Acquisition Transaction. The Company's notification under this Section 8.1(v) shall include the identity of the Person making such proposal or any other such information with respect thereto as Parent may reasonably request;

          (vi) except as set forth in the Company Letter or Section 9.11 hereof, the Company will not enter into any new employment agreements with any of its officers or grant any increases in the compensation of its officers and employees (except in accordance with current incentive compensation plans) or amend any Employee Benefit Plan or arrangement; and

          (vii) prior to the Effective Date, unless Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, the Company shall not settle any actions at law, suits in equity or claims pending to which the Company is a party.

     Section 8.2 CONDUCT OF BUSINESS BY PARENT PRIOR TO THE MERGER. Prior to the Effective Date, unless the Company shall otherwise agree in writing or as otherwise contemplated by this Agreement or as set forth in the Parent
Letter:

          (i) the respective businesses of Parent and its subsidiaries shall be conducted only in ordinary course and there shall be no material change in the conduct of Parent's operations;

          (ii) neither Parent nor any of its subsidiaries shall (A) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, Parent Common Stock other than in connection with the Parent 1991 Stock Option Plan or Parent 1993 Stock Option Plan or upon the exercise of any options or warrants or conversion of any convertible securities outstanding as of the date of this Agreement; (B) incur a material amount of indebtedness for money borrowed or evidenced by notes, debentures or similar instruments or any other material liabilities, other than in ordinary course of business, except as contemplated under
     Section 10.3(c) hereof; or (C) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; and

          (iii)  Parent   shall  not  amend  any  Employee   Benefit  Plan  or
     arrangement, other than in the ordinary course of business and consistent with past practices.

     Section 8.3 CONDUCT OF BUSINESS OF ACQUISITION. During the period from the date of this Agreement to the Effective Date, Acquisition shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.


                                  ARTICLE IX

                             ADDITIONAL AGREEMENTS


     Section  9.1   ACCESS TO AND  INFORMATION  REGARDING  THE COMPANY AND THE
PARENT.

          (a) The Company shall, and shall cause each of its officers, directors, employees and agents, including accountants, counsel and other representatives, to afford the officers, employees and agents of Parent full access during normal business hours throughout the period prior to the Effective Date to all of its respective officers, employees, agents, properties, books, contracts, commitments and records and, during such period, shall furnish promptly to Parent all information concerning its business, properties and personnel as Parent, through its officers, employees or agents, may reasonably request.

          (b) In addition, the Company shall, and shall cause its officers, directors, employees and agents, to, afford the officers, employees and agents of Parent with access to such information concerning the Company as may be necessary to ascertain the accuracy and completeness of the information supplied by the Company for inclusion in the Private Offering Memorandum and to verify the performance of and compliance with the representations, warranties, covenants and conditions herein contained.

          (c) Information obtained pursuant to this ARTICLE IX may be disclosed to Parent's accountants, counsel and other representatives as may be appropriate or required in connection with the transactions contemplated hereby but only if such persons shall be specifically informed by Parent of the confidential nature of such information and the restrictions contained herein. If this Agreement is terminated, Parent will, and will cause its officers, employees and agents to, destroy or deliver to the Company all nonpublic documents, work papers and other materials, and all copies thereof, obtained by Parent or on its behalf from the Company as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof. Except as set forth in this Section 9.1(c), Parent and its officers and employees will not disclose any information so obtained, except as required by applicable law or legal process, without the prior written consent of the Company.

          (d) The Company shall have the same rights and obligations regarding the Parent as the Parent has regarding this Company as set forth in paragraphs (a) - (c) above.

     Section 9.2    PRIVATE OFFERING MEMORANDUM.

          (a) Parent shall prepare the Private Offering Memorandum as soon as is reasonably practicable. The Company shall furnish Parent all information concerning the Company and the holders of Company Common Stock required for use in the Private Offering Memorandum and shall take such other action as Parent may reasonably request in connection with any such actions.

          (b) The Private Offering Memorandum shall be sent by the Company to its shareholders and used in connection with the Company's approval of the transaction in accordance with Section 9.3 hereof.

          (c) The information provided and to be provided by Parent and the Company for use in the Private Offering Memorandum, shall be true and correct in all material respects without omission of any material fact which would be required to make such information not false or misleading.

          (d) The Company and Parent shall each advise the other promptly if prior to the Effective Date it has or obtains knowledge of any facts that would make it necessary to supplement the Private Offering Memorandum in order to render the statements therein not misleading or to comply with applicable law. In such case, the Company and Parent shall cooperate in preparing and disseminating to Company shareholders any necessary supplement to the Private Offering Memorandum.

       Section 9.3 COMPANY SHAREHOLDERS' MEETING. The Company shall either call a special meeting of its shareholders to be held as soon as practicable after the distribution of the Private Offering Memorandum or solicit the written consents to the transaction contemplated by this Agreement of its shareholders as soon as practicable after the distribution of the Private Offering Memorandum for the purpose of voting upon this Agreement in accordance with Section 14-2-1104 of the Georgia Code.

       Section 9.4  FEES AND EXPENSES.

          (a) If (i) the Company engages in discussions prior to the Effective Date with a Third Party (as defined below) relating to a Third Party Acquisition (as defined below), (ii) this Agreement is terminated by Parent pursuant to

     Section 11.1(b) or the Company pursuant to Section 11.1(c)(iv), and (iii) prior to or within eighteen (18) months after the termination of this Agreement, the Company enters into any agreement or arrangement with respect to a Third Party Acquisition (as defined below), then the Company shall pay to Parent immediately upon the consummation of the Third Party Acquisition, a fee of $5.0 million in cash. "Third Party Acquisition" means any of the following events: (i) acquisition of the Company by merger or otherwise by any Person other than Parent or any affiliate thereof (a "Third Party"); (ii) acquisition by a Third Party of more than 50% of the total assets of the Company and its consolidated Subsidiaries, taken as a whole; (iii) acquisition by a Third Party of more than 50% of the outstanding shares of Company Common Stock; (iv) adoption and implementation by the Company of a plan of liquidation or extraordinary dividend relating to more than 50% of the outstanding shares of Company Common Stock; or (v) the repurchase by the Company or any Subsidiary of more than 50% of the outstanding shares of Company Common Stock.

          (b) If this Agreement is terminated because either (i) Parent has not received a commitment for financing as provided in Section 10.3(b) hereof, or (ii) Parent does not consummate the transaction contemplated by this Agreement for reasons other than as permitted pursuant to Section
     11.1 hereof, Parent shall promptly pay to the Company the sum of $1 million in cash.

          (c) In the event that this Agreement is terminated by Parent or the Company as a result of, directly or indirectly, the material breach by the other party of its obligations hereunder or the failure of any representation or warranty of the other party to be true and correct in any material respects, provided that the terminating party is not itself in material breach, then such other party shall reimburse the party that so terminated this Agreement (not later than two days after submission by the non-breaching party to the breaching party of statements supporting such expenses) for all out-of-pocket expenses and fees actually incurred by such party in good faith or on their behalf in connection with the Merger, the consummation of all transactions contemplated by this Agreement and the negotiation, preparation, execution and performance of this Agreement; provided, however, that nothing contained in this Section 9.4(c) shall be construed to be liquidated damages or preclude any party not in breach of this Agreement from pursuing any remedy at law or in equity.

          (d) If the Merger is not consummated under circumstances where no fees or expenses may be payable pursuant to paragraph (c) of this Section 9.4, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     Section 9.5 ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its best efforts to satisfy the conditions precedent to the obligations of any of the parties hereto, to obtain all necessary waivers, consents and approvals, to effect all necessary filings and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to the appropriate vote of the shareholders of the Company. In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent, the Company and Acquisition shall take all such necessary action.

     Section 9.6 PUBLICITY. The parties hereto agree that they will consult with each other concerning any proposed press release or public announcement pertaining to the Merger and shall use their best efforts to agree upon the text of any such press release or public announcement prior to the publication of such press release or the making of such public announcement; provided, that nothing herein shall restrict any public announcement or other disclosure which a party deems upon advice of counsel to be required to be made by law or applicable AMEX rule.

     Section 9.7 DIRECTOR AND OFFICER INDEMNIFICATION. Parent agrees that all rights to indemnification, advancement of litigation expenses or limitation of personal liability existing in favor of the directors and officers of the Company (the "Indemnified Parties") under the provisions existing on the date hereof of its Articles of Incorporation or By-laws shall survive the Effective Date and that after the Effective Date Parent shall assume all obligations of the Company in respect thereof as to any claim or claims for which said officers and directors would have been indemnified under said Articles of Incorporation or By-laws.

     Section 9.8 FAIR PRICE STATUTE. If any "fair price," "control share acquisition", or "business acquisition" statute or other similar statute or regulation shall be or become applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall use their best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of such statute or regulation on the transactions contemplated hereby.

     Section 9.9 NOTIFICATION OF CERTAIN MATTERS. Without limiting any of their other obligations under this Agreement, the Company and Parent each shall promptly notify the other of:

          (a) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting Parent or its subsidiaries or the Company or its Subsidiaries, as the case may be, that, if adversely decided, would either individually or in the aggregate have a Material Adverse Effect on the Parent and its subsidiaries taken as a whole or on the Company and its Subsidiaries taken as a whole, as the case may be, or that relate to the consummation of the Merger;

          (b) any notice, or other communication relating to, a default or an event that, with notice or lapse of time or both, would become a default, received by Parent or any of its subsidiaries or the Company or any of its Subsidiaries, as the case may be, subsequent to the date of this Agreement and prior to the Effective Date, under any agreement to which it is a party or to which it or any of its properties or assets may be subject or bound if the agreement, alone or together with other agreements as to which there has been such a notice, communication, or event, is material to the business of the Company and its Subsidiaries taken as a whole or, as the case may be, to the Parent and its subsidiaries taken as a whole;

          (c) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement;

          (d) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated hereby; and

          (e) any adverse change or changes in the business of the Parent or any of its subsidiaries or the Company or any of its Subsidiaries, as the case may be, or the occurrence of one or more events or developments that, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in any such change, if such change or changes, individually or in the aggregate, would have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or as the case may be, Parent and its subsidiaries, taken as a whole.

     Section 9.10 EMPLOYEE BENEFITS PLANS. Parent shall, following the Merger, either (i) continue the operation of the Employee Benefit Plans of the Company that were in effect immediately prior to the Merger or (ii) permit employees of the Company to participate in Employee Benefit Plans of the Parent no less favorable to such employees than Employee Benefit Plans currently made available by Parent or its subsidiaries to their employees.

     Section 9.11 COMPANY EMPLOYMENT AGREEMENTS. Prior to the Effective Date, Parent shall enter into new employment agreements in a mutually-agreed form or amendments to current employment agreements with the following persons, substantially in the form attached hereto as Exhibit A and B, as indicated:

          H.E. Thranhardt - new
          John McNeill - new
          Alice Tidwell - new
          Mike Schlesinger - new
          Gene Hair - A
          Al Kritter - A
          Al Teoli - A
          Ron May - A
          John Reynolds - B
          David Nelson - B
          Daniel Oglesby - B
          Bob Brown - B
          Bill Limehouse - B
          Danny Phelps - B
          Debra Sweeney - B
          Debbie Plescia - B
          Jeff Lutz - B
          Connie Withers - B

     Section 9.12 DISTRIBUTION OR TRANSFER OF CERTAIN MARKETABLE SECURITIES AND REAL PROPERTIES. Prior to the Effective Date, the Company shall either distribute to its shareholders the marketable securities and non-operating real properties listed in the Company Letter, or sell or otherwise dispose of such marketable securities and real properties and distribute the proceeds thereof to its shareholders. Such marketable securities and real properties shall not be owned by the Company as of the Effective Date and Parent shall not be entitled to any of the proceeds from any sale thereof by the Company prior thereto.

     Section 9.13 GRANT OF PARENT STOCK OPTIONS. As of the Effective Date, Parent agrees to grant options pursuant to the Parent 1991 Stock Option Plan for an aggregate of 480,000 shares of Parent Common Stock to the following persons, such options to be for the amounts of shares set forth below and to be on terms consistent with options previously granted by Parent under that plan:

                                                   Number of Shares
                  Name                          of Parent Common Stock

             H.E. Thranhardt                           150,000
             John McNeill                              100,000
             Alice Tidwell                              30,000
             Mike Schlesinger                           20,000
             Gene Hair                                  20,000
             Al Kritter                                 20,000
             Al Teoli                                   20,000
             Ron May                                    20,000
             John Reynolds                              10,000
             David Nelson                               10,000
             Daniel Oglesby                             10,000
             Bob Brown                                  10,000
             Bill Limehouse                             10,000
             Danny Phelps                               10,000
             Debra Sweeney                              10,000
             Debbie Plescia                             10,000
             Jeff Lutz                                  10,000
             Connie Withers                             10,000

     Section 9.14 APPOINTMENT OF DIRECTORS. As soon as practicable after the Effective Date, the Board of Directors of Parent shall amend Section 2 of
Article III of the By-Laws of Parent to increase the maximum size of the Board to ten members and shall appoint Daniel A. McKeever and H.E. Thranhardt to serve as members of the Board of Directors of Parent.

     Section 9.15   SECTION 338(h)(10) ELECTION.

              (a) At Parent's option and to the extent deemed necessary by Parent, the Company will join, and the Company will cause its shareholders to join, with Parent in making an election under Section 338(h)(10) of the Code and any corresponding elections under state, local, or foreign tax law (collectively a "Section 338(h)(10) Election"), with respect to the exchange of the Company Common stock hereunder. On the Effective Date, or as soon as practicable thereafter and within 8 1/2 months after the Effective Date, Parent and the Company shall exchange completed and executed copies of Internal Revenue Service Form 8023 and required schedules thereto, and any similar state, local and foreign forms. If any changes are required in these forms as a result of information which is first available after the Effective Date, the parties shall promptly agree on such changes. The Company shall cause its shareholders to pay any federal, state, local, or foreign Tax payable by the Company or Parent attributable to the making of the Section 338(h)(10) Election. The Parent agrees to compensate the Company's shareholders for the Total Section 338 Tax attributable to the election in accor-
     dance with the provisions of Section 4.2(d) of this agreement.

          (b) The parties agree that the cash payments to be made by Parent hereunder, the shares of Parent Common Stock to be issued hereunder, and the Liabilities of the Company assumed will be allocated to the assets of the Company for all purposes as shown on an allocation schedule set forth in the Accountant's Post-Closing Report referred to in Section 4.2(e) hereof. As among the Parent, the Company and the Company's shareholders, the valuation of assets listed in the allocation schedule contained in the Accountant's Post-Closing Report shall be conclusive and binding and the parties will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such values.

     Section 9.16 CERTAIN CONVEYANCE TAXES. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (other than any Taxes and fees attributable to the Section 338(h)(10) Election) shall be paid by the Company Shareholders when due, and the Company Shareholders shall file all necessary Tax Returns and other documentation in connection with all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and if required by applicable law, Parent, Company and the Shareholders will join in the execution of any such Tax Returns or documentation.

     Section 9.17   OTHER TAX MATTERS.

          (a) Tax Period Ending on Closing Date. The Company Shareholders shall prepare or cause to be prepared and file or cause to be filed any and all Tax Returns of Company for the period beginning January 1, 1996 and ending on the Closing Date which Tax Returns are filed after the Closing Date. The Company Shareholders shall report their respective shares of income, gain, loss and other tax items reported by the Company on such Tax Returns and shall bear responsibility for any corporate level income tax not reflected in the Tax Liability or any individual income taxes incurred with respect to such Tax Returns. Parent shall have the right to review such Tax Returns prior to their filing and the Company Shareholders shall provide copies to Parent of such Tax Returns after their filing with proof of such filing.

          (b) Tax Returns Relating to Section 338(h)(10) Election. Parent shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for the Tax period relating to the filing of the Section 338(h)(10) election contemplated under Section

     9.15(a) of this Agreement. The Company Shareholders shall report their respective shares of income, gain, loss and other tax items reported on such Tax Returns and shall bear responsibility for any individual income taxes incurred with respect to such Tax Returns. The Company Shareholders shall have the right to review such Tax Returns prior to their filing and the Parent shall provide copies to the Company Shareholders of such Tax Returns after their filing with proof of such filing.

          (c) Cooperation on Tax Matters. Parent, Company and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to such Taxes. Such cooperation shall include the retention and provision of books and records and other information which are reasonably relevant to such audit, litigation or other proceeding and making employees or themselves available on a mutually convenient basis to provide additional information and explanations of any material provided hereunder. Parent shall retain all books and records of the Company with respect to taxable periods ending on or before the Closing Date, and shall be responsible for hiring tax counsel or other tax professionals to represent the Company in connection with any audit, litigation or other proceeding with respect to Tax Returns relating to such taxable periods. The parties further agree to use their best efforts, if necessary, to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed, including, without limitation, with respect to the transactions contemplated hereby. The parties further agree to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code.


                                   ARTICLE X

                             CONDITIONS PRECEDENT


     Section 10.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

          (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite votes of the holders of the Company Common Stock.

          (b) No preliminary or permanent injunction or other order by any federal or state court or any administrative order by any governmental authority which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction or order lifted).

     Section 10.2 CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following additional conditions:

          (a) Except as contemplated or permitted by this Agreement, (i) Parent and Acquisition shall have performed in all material respects each of their agreements contained in this Agreement required to be performed on or prior to the Effective Date; and (ii) the representations and warranties of Parent and Acquisition contained in this Agreement shall be true and correct in all material respects on and as of the Effective Date as if made on and as of such date, and the Company shall have received a certificate of Parent, signed by the President and the Chief Financial Officer of Parent, to that effect.

          (b) The Company shall have received an opinion from Freedman, Levy, Kroll & Simonds, counsel to Parent and Acquisition, dated the Effective Date, to the effect that:

               (i)  Parent  and  Acquisition  are  each  a  corporation   duly
          organized and validly existing under the laws of the State of Delaware.

               (ii) Parent and Acquisition each has the corporate power to enter into the Agreement and to consummate the transactions contemplated hereby; and the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby have been duly authorized by requisite corporate action taken on the part of Parent and Acquisition, respectively.

               (iii) The Agreement has been executed and delivered by each of Parent and Acquisition and (assuming the valid authorization, execution and delivery of the Agreement by the Company) is a valid and binding obligation of

          Parent and Acquisition enforceable in accordance with its terms, except (A) as enforceability may be limited by any bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (B) as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               (iv) Neither the execution, delivery nor performance of the Agreement by Parent and Acquisition, nor the consummation of the transactions contemplated thereby, will violate the Certificate of Incorporation or Bylaws of Parent or Acquisition and, to the actual knowledge of such counsel, without having made any independent investigation, will not constitute a violation of or a default under (except for any such violation or default as to which requisite waivers or consent either shall have been obtained by Parent and Acquisition by the Effective Date or shall have been waived by the Company in writing) any material contract, agreement or instrument to which Parent or Acquisition is subject and which has been specifically identified to such counsel by Parent or Acquisition in connection with rendering such opinion.

               (v) The shares of Parent Common Stock to be issued in connection with the transactions contemplated by the Agreement, are duly authorized and reserved for issuance and, when issued as contemplated by the Agreement will be validly issued, fully paid and non-assessable.

          As to any matter in such opinion which involves matters of fact, such counsel may rely upon the certificates of officers and directors of Parent and Acquisition and of public officials.

          (c) There shall not have arisen prior to the Effective Date any event that causes a Material Adverse Effect upon Parent and its subsidiaries, taken as a whole.

     Section 10.3 CONDITIONS TO OBLIGATIONS OF PARENT AND ACQUISITION TO EFFECT THE MERGER. The obligations of Parent and Acquisition to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the additional following conditions:

          (a) Except as contemplated or permitted by this Agreement, (i) the Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Date; and (ii) the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Effective Date as if made on and as of such date, and Parent and Acquisition shall have received a certificate of the Company, signed by the principal executive officer and principal financial officer of the Company, to that effect.

          (b) Parent shall have received, not later than September 30, 1996, or such later date as mutually agreed upon by the parties, a standard commitment letter from a financial institution or other person on terms acceptable to Parent for not less than $44,000,000, which proceeds shall be used by Parent to pay to the Company's shareholders the cash consideration called for in Section 4.1(c) hereof.

          (c) The total assets of the Company at August 31, 1996, determined in accordance with GAAP on a basis consistent with the application of GAAP in the Company financial statements as of December 31, 1995, shall equal or exceed $32,037,934 (the total assets of the Company at December 31, 1995 of $38,901,004 less (i) the carrying values at December 31, 1995 of $4,196,946 for the marketable securities, (ii) $841,976 for the non-operating real properties referred to in Section 9.12, (iii) $389,148 for deferred compensation to H.E. Thranhardt to be accrued through September 30, 1996, and (iv) $1,435,000 for the amount by which Indebtedness will be reduced during the period from December 31, 1995 to September 30, 1996).

          (d) The holders of no more than 10 percent of the outstanding shares of Company Common Stock shall have (i) voted against approval of the Agreement at the Company special meeting of shareholders referred to in
     Section 9.3 hereof and (ii) elected to exercise the dissenters' rights of appraisal under Section 14-2-1332 of the Georgia Code.

          (e) Parent and Acquisition shall have received an opinion from Alston & Bird, counsel to the Company, dated the Effective Date, to the effect that:

               (i) The Company is a  corporation  duly
               organized and validly existing under the laws of Georgia.

               (ii) The Company has the corporate power to enter into the Agreement and to consummate the transactions contemplated hereby; and the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby have been duly authorized by requisite corporate action taken on the part of the Company.

               (iii) The Agreement has been executed and delivered by the Company and (assuming the valid authorization, execution and delivery of the Agreement by each of Parent and Acquisition) is a valid and binding obligation of the Company enforceable in accordance with its terms, except (A) as enforceability may be limited by any bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (B) as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               (iv) The Company is not subject to or obligated under (A) any Articles of Incorporation, charter or bylaw, (B) any indenture or other loan document provision, other than as set forth in the Company Letter, or (C) any other contract, license, franchise, permit, law, regulation, injunction, writ, order or decree, which would be breached or violated or under which there would be a default (with or without notice or passage of time) or a loss of benefits by its executing and carrying out the Agreement, except, in the case of (B) or (C) only, for violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or which shall be cured, waived or terminated prior to the Effective Date.

               (v) The Company is subject to no "fair price," "control share acquisition," "business acquisition" or similar statute that directly or indirectly limits or affects the terms of the Merger or other transactions contemplated hereby, or that directly or indirectly dilutes the interest of, or limits the rights and privileges of, Parent, Acquisition or Parent's stockholders to own Company Common Stock upon consummation of the Merger.

          As to any matter in such opinion which involves matters of fact, such counsel may rely upon the certificates of officers and directors of the Company and of public officials.

          (f) The Indemnification Agreement referred to in Section 12.2 shall have been executed and delivered to the Parent.


                                  ARTICLE XI

                       TERMINATION, AMENDMENT AND WAIVER

     Section 11.1 TERMINATION. This Agreement may be terminated by Parent on or before September 30, 1996, or such later date as mutually agreed upon by the parties, if the results of Parent's due diligence investigation pursuant to Section 9.1 shall not be reasonably acceptable to Parent in all material respects. Furthermore, this Agreement may be terminated at any time prior to the Effective Date, whether before or after approval by the shareholders of the Company:

          (a) by mutual consent of the Board of Directors of Parent and the Board of Directors of the Company;

          (b) by Parent if (i) the Company shall have failed to comply in any material respect with any of the covenants or agreements contained in ARTICLES VIII or IX of this Agreement required to be complied with by the Company prior to the date of such termination; (ii) the shareholders of the Company do not approve the Merger in accordance with Section 9.3 hereof; (iii) the Company withdraws, amends or modifies its favorable recommendation to its shareholders of the Merger or promulgates any recommendation with respect to any other Acquisition Transaction (other than a recommendation to reject such Acquisition Transaction); or (iv) if, despite the real property purchases permitted hereunder, at August 31, 1996 the Company's Working Capital is less than $12,578,427 (the Working Capital at December 31, 1995 of $17,164,521 less the carrying value at December 31, 1995 of $4,196,946 for the marketable securities referred to in Section 9.12, and $389,148 for deferred compensation to H.E. Thranhardt to be accrued through September 30, 1996)). If necessary to meet this Working Capital test, the Company Shareholders, at the option of Parent, will purchase from the Company certain operating real properties to be mutually agreed to by representatives of the

     Parent and the Company for cash at a price equivalent to the Company's net book value in the properties. The maximum to be purchased shall be approximately equal to the amount sufficient to increase the Company's Working Capital to the amount stated in this paragraph above. The properties eligible for purchase by the Company Shareholders shall be limited to the assets purchased by the Company in 1996 in Greenville, South Carolina, Charleston, South Carolina, and Birmingham, Alabama. (Such properties purchased by the Company Shareholders will be leased back to the Company under a 10 year triple net operating lease at rates to yield an annual return to the Company Shareholders of 15%).

          (c) by the Company if (i) Parent shall have failed to comply in any material respect with any of the covenants or agreements contained in ARTICLES VIII or IX of this Agreement required to be complied with by Parent prior to the date of such termination; (ii) the shareholders of the Company do not approve the Merger in accordance with Section 9.3 hereof, including any adjournments and postponements thereof; (iii) any event has occurred that either individually or in the aggregate has a material adverse effect on the assets, liabilities, results of operations, financial condition or business of Parent and its subsidiaries, taken as a whole; or (iv) the Board of Directors of the Company, in the exercise of its fiduciary duties, elects to complete a Third Party Transaction;

          (d) by either Parent or the Company:

               (i) if the Merger has not been effected on or prior to the close of business on December 31, 1996; provided, however, that the right to terminate this Agreement shall not be available to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on the aforesaid date; or

               (ii) if a federal or state court of competent jurisdiction or federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this

          Agreement   pursuant  to  this  clause  (ii)  shall  have  used  all
          reasonable efforts to remove such injunction, order or decree.

     Section 11.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Parent or the Company, as provided above (except in the event of a breach of a representation, warranty or covenant contained in this Agreement), this Agreement shall forthwith become void and there shall be no liability on the part of either the Company or Parent or Acquisition or their respective officers or directors (except as set forth in Section 9.1 and Section 9.4 hereof which shall survive the termination).

     Section 11.3 AMENDMENT. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval hereof by the shareholders of the Company, but, after any such approval, no amendment shall be made which changes the Exchange Ratio or which in any way materially adversely affects the rights of any such shareholders, without the further approval of the shareholders so adversely affected. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 11.4 WAIVER. At any time prior to the Effective Date, the parties hereto, by action taken by their respective Boards of Directors, may
(i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.


                                  ARTICLE XII

                              GENERAL PROVISIONS


     Section 12.1 REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations and warranties of the Parent under Sections 5.1, 5.2, 5.5, 5.6 and 5.8 through 5.13 and those of the Company under sections 6.6, 6.9, 6.10,
6.17 and 6.18  shall  survive  for a period of one year  after the date of the
Closing. All other representations, warranties and agreements in this Agreement shall not survive the Merger, except for the agreements contained in Sections 4.1 through 4.9, 9.4, 9.7, 9.10 9.13, 9.14, 9.15, 9.16, 9.17 and
Article XII.

       Section 12.2 ASSUMPTION OF RESPONSIBILITY FOR, AND LIMITATION ON DAMAGES FOR BREACHES OF, CERTAIN REPRESENTATIONS AND WARRANTIES. The Company shall cause H.E. Thranhardt and Daniel A. McKeever (the "Selling Shareholders") to enter into agreements with Parent pursuant to which such Selling Shareholders shall assume responsibility for the representations and warranties referred to in the first sentence of Section 12.1 hereof. Exhibit C hereto sets forth the form of an Indemnification Agreement to be entered into between Parent and the Selling Shareholders of the Company.

       Section 12.3 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or delivered by a national overnight delivery service (e.g., Federal Express) or mailed by registered or certified mail (first class postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) If to Parent or Acquisition, to:

              Hanger Orthopedic Group, Inc.
              7700 Old Georgetown Road (2nd Floor)
              Bethesda, Maryland 20814
              Attention:    Mr. Ivan R. Sabel
                            Chairman, President and
                            Chief Executive Officer

              with a copy to:

              Freedman, Levy, Kroll & Simonds
              1050 Connecticut Avenue, N.W.
              Washington, D.C.  20036
              Attention:  Walter Freedman, Esq.

          (b) If to the Company, to:

              J.E. Hanger, Inc. of Georgia
              5510 McGinnis Ferry Road
              Alpharetta, Georgia 30202

              Attention:    Mr. H.E. Thranhardt
                            President

              with a copy to:

              Frazer Durrett, Jr., Esq.
              J. Vaughan Curtis, Esq.
              Alston & Bird
              One Atlantic Center
              1201 West Peachtree Street
              Atlanta, Georgia 30309

     Section 12.4 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 12.5 DISCLOSURE LETTERS AND EXHIBITS. The Company Letter and the Parent Letter and any Exhibits thereto, or any documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

     Section 12.6 MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (b) shall not be assigned by operation of law or otherwise except that the shareholders of the Company shall be, and be deemed to be, third party beneficiaries of the representations, warranties and covenants of Parent that survive in accordance with Section 12.1; and (c) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Maryland (without giving effect to the provisions thereof relating to conflicts of law), except that the Merger shall be governed by the laws of Georgia. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

                            -----------------------

      IN WITNESS WHEREOF, Parent, Acquisition and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

 Attest:                               HANGER ORTHOPEDIC GROUP, INC.

 /s/RICHARD A. STEIN                   By /s/IVAN R. SABEL
 ------------------------------           -----------------------------
 Richard A. Stein                         Ivan R. Sabel
 Secretary                                Chairman, President and Chief
                                          Executive Officer

 Attest:                                  JEH ACQUISITION CORPORATION

 /s/RICHARD A. STEIN                   By /s/IVAN R. SABEL
 ------------------------------           -----------------------------
 Richard A. Stein                         Ivan R. Sabel
 Secretary                                President

 Attest:                                  J.E. HANGER, INC. OF GEORGIA

 /s/ALICE G. TIDWELL                   By /s/H.E. THRANHARDT
 ------------------------------           -----------------------------
 Alice G. Tidwell                         H.E. Thranhardt
 Secretary                                President